Exhibit 99(h)(12)(i)

AMENDMENT

          This Amendment (the “Amendment”) is made and entered into on this 18th day of August, 2009 between TAMARACK FUNDS TRUST (the “Trust”), a Delaware statutory trust, and TAMARACK DISTRIBUTORS INC. (“TDI”).

          WHEREAS, the Trust and TDI have entered into an Expense Limitation Agreement dated as of November 21, 2008, as amended and supplemented from time to time, (the “Agreement”); and

          WHEREAS the Trust and TDI desire to amend the Agreement.

          NOW THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

          SECTION 1. SCHEDULE A. Schedule A to the Agreement is hereby amended and restated, as attached.

          SECTION 2. Section 1.5 Fee Waiver and Expense Reimbursement Limit. Section 1.5 is hereby replaced with the following language:

Notwithstanding the foregoing, TDI’s fee waiver and expense reimbursement obligation to any Fund or class pursuant to this Agreement with respect to any fiscal year shall not exceed the distribution and servicing fees paid by the Funds to TDI or to its shareholder account and distribution servicing agent, RBC Capital Markets, with respect to the Fund or class pursuant to the applicable Distribution Agreement during such fiscal year.

          SECTION 3. Agreement Continuation. The Agreement, as modified herein, shall continue in full force and effect, and nothing herein contained shall be construed as a waiver or modification of existing rights under the Agreement, except as such rights are expressly modified hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective authorized officers or representatives as of the date first above written.

TAMARACK FUNDS TRUST		TAMARACK DISTRIBUTORS INC.

By:	/s/ Erik R. Preus	By:	/s/ Erik R. Preus
Name: Erik R. Preus		Name: Erik R. Preus
Title: President		Title: President
Date: August 18, 2009		Date: August 18, 2009

Schedule A

Fund	Operating Expense Limit

Tamarack Prime Money Market Fund
Institutional Class 2	0.30%
Select	0.80%
Reserve	0.90%
Investor	1.05%

Tamarack U.S. Government Money Market Fund
Institutional Class 2	0.30%
Select	0.77%
Reserve	0.85%
Investor	1.00%

Tamarack Tax-Free Money Market Fund
Institutional Class 2	0.30%
Select	0.70%
Reserve	0.85%
Investor	1.00%